Exhibit 99.1

ATI Announces Third Quarter 2018 Results

Third Quarter 2018 Results

  Sales were $1.02 billion, 17% higher than Q3 2017 and in line with Q2 2018
    High Performance Materials & Components sales of $586 million, up 14% versus Q3 2017, down 1% versus Q2 2018
    Flat Rolled Products sales of $435 million, up 22% versus Q3 2017 and up 4% sequentially
  Business segment operating profit was $106 million, or 10.3% of sales
    HPMC segment operating profit was $76 million, or 13.0% of sales
      Aerospace and defense market strength continues
    FRP segment operating profit was $30 million, or 6.8% of sales
  Net income attributable to ATI was $50.5 million, or $0.37 per share

PITTSBURGH--(BUSINESS WIRE)--October 23, 2018--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2018 results, with sales of $1.02 billion and net income attributable to ATI of $50.5 million, or $0.37 per share. Prior year results were sales of $869 million and a net loss attributable to ATI of $121.2 million, or $(1.12) per share, which included a $113.6 million, or $(1.05) per share, goodwill impairment charge related to ATI’s titanium investment castings business, which was excluded from business segment results. Third quarter 2017 results excluding the goodwill charge were a net loss attributable to ATI of $7.6 million, or $(0.07) per share.

“ATI’s third quarter 2018 operating performance was solid and in line with our expectations, with business segment operating profit nearly doubling compared to the prior year period. These results built on strong first-half 2018 financial results,” said Rich Harshman, Chairman, President and Chief Executive Officer. “We expect ongoing year-over-year operating profit growth as we continue to focus on producing and delivering highly differentiated products while accelerating development of advanced production capabilities, such as additive manufacturing. Our strategy to generate sustainable profitable growth by leveraging ATI’s specialty materials capabilities to provide customers with technically advanced parts and components is on track,” Harshman concluded.

“The aerospace and defense markets continue to drive results in our High Performance Materials and Components, or HPMC, segment,” said Bob Wetherbee, President and CEO Designate, and current EVP, Flat Rolled Products Group. “Third quarter HPMC segment sales and operating profit increased significantly versus the prior year but declined sequentially due to normal business seasonality and a previously identified nickel powder billet supply issue. Within our aerospace market results, commercial airframe product sales were 21% higher compared to the prior year period. Sales of next-generation jet engine products remained strong, increasing by 42% versus the prior year and represented 48% of total third quarter 2018 HPMC jet engine product sales. Our customers continue to benefit from our on-time execution and relentless product innovation.

“Our Flat Rolled Products, or FRP, segment had another solid quarter, generating $30 million in segment operating profit, representing a margin of nearly 7% of sales. These results benefited from continued strong market demand, ongoing improvements in asset utilization, and a better matching of raw material costs and surcharges compared to the third quarter 2017. Our business transformation efforts are clearly visible in the 2018 year-to-date financial results, with segment operating profit of $67 million compared to $15 million for the prior year-to-date period.”

  ATI’s sales to key global markets represented 81% of total ATI sales for the first nine months of 2018:
    Sales to the aerospace and defense markets were $1.44 billion and represented 48% of ATI sales: 28% commercial jet engine, 13% commercial airframe, 7% government aero/defense.
    Sales to the oil & gas market were $414 million and represented 14% of ATI sales.
    Sales to the automotive market were $244 million and represented 8% of ATI sales.
    Sales to the electrical energy market were $180 million and represented 6% of ATI sales.
    Sales to the medical market were $143 million and represented 5% of ATI sales.
  International sales represented 42% of ATI’s year-to-date 2018 sales.

“We continue to make progress toward our FRP segment goal of capital efficient asset utilization improvements as evidenced by our recently announced agreement to provide carbon steel hot-rolling conversion services for NLMK USA at our world-class Hot Rolling and Processing Facility, or HRPF. Slab shipments to ATI will begin in October 2018 and increase to anticipated levels in the first quarter of 2019. This agreement is a win-win for both NLMK USA and ATI and we look forward to working with NLMK on additional growth opportunities,” Wetherbee said. “Lastly, we continue to work within the U.S. Commerce Department’s Section 232 tariff exclusion request process to secure an exclusion on behalf of the A&T Stainless JV, which imports semi-finished stainless slab products from Indonesia. We believe that the facts underlying this request are compelling and justify an approval.”

As of September 30, 2018, cash on hand was $154 million and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $360 million, with no borrowings under the revolving credit portion of the ABL. During the third quarter 2018, ATI generated $82 million of cash from operating activities, including a $28 million decrease in managed working capital, which improved to 36.4% of sales. Third quarter 2018 capital expenditures were $31 million, totaling $101 million year-to-date, including the initial down payments for the previously announced HPMC iso-thermal press and heat-treating expansions, as well as significant expenditures on the STAL expansion in China.

Strategy and Outlook

“In the HPMC segment, we expect continued year-over-year revenue and operating profit growth in the fourth quarter 2018 resulting from ongoing aerospace market demand growth and improved asset utilization. We reiterate our guidance for a full year 2018 segment operating profit margin improvement of approximately 300 basis points compared to 2017. We remain confident in our customers’ elevated order patterns due to increasing jet engine build rates over the next several years. Our focus is on strong operational execution and on meeting our aerospace customer’s production requirements regardless of aircraft build rate,” Wetherbee said.

“In the FRP segment, significant price declines in several key raw materials are expected to result in weaker fourth quarter 2018 results due to the short-term mismatch between input costs and the surcharge index pricing mechanism. We anticipate our U.S. Operations to remain profitable in the fourth quarter despite these higher input costs. Even with these short-term headwinds, we continue to expect a 2018 year-over-year operating margin improvement of 150 to 300 basis points driven by continued strong end-market demand, ongoing growth of our differentiated product sales, and the benefits from improved HRPF utilization.

“Year-over-year cost inflation in many raw materials used to manufacture our products is likely to represent a moderate LIFO expense headwind in the fourth quarter of 2018 which would be greater than and not fully offset by our remaining NRV inventory reserves,” Wetherbee continued.

“Cash generation from operations remains a key focus, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditures. We expect strong fourth quarter 2018 cash generation and reiterate our goal to generate at least $150 million of free cash flow for the full year 2018, excluding $40 million in contributions to the ATI Pension Plan. Finally, we expect to end 2018 with zero borrowings under our ABL revolving credit facility,” Wetherbee concluded.

Third Quarter 2018 Financial Results

  Sales for the third quarter 2018 were $1.02 billion, a 17% increase compared to the third quarter 2017. HPMC sales in 2018 reflect stronger demand for nickel-based and specialty alloy products, forgings and components. FRP sales in 2018 include a stronger mix of high-value products, particularly nickel-based alloys.
  Gross profit in the third quarter 2018 at $160.4 million, or 15.7% of sales, increased more than 50% compared to gross profit of $105.3 million, or 12.1% of sales, in the prior year’s third quarter.
  Net income attributable to ATI for the third quarter 2018 was $50.5 million, or $0.37 per share. This compares to a third quarter 2017 net loss attributable to ATI of $121.2 million, or $(1.12) per share, and adjusted Q3 2017 net loss of $7.6 million, or $(0.07) per share, which excludes a $113.6 million goodwill impairment charge. Results in both periods include impacts from income taxes which differ from applicable standard tax rates, primarily related to impacts of income tax valuation allowances.
  Cash on hand at September 30, 2018 was $153.5 million. In the third quarter 2018, cash provided by operating activities was $81.6 million, including a $28.3 million reduction in managed working capital. Cash used in investing activities in the third quarter 2018 was $39.3 million, primarily for capital expenditures as well as $10.0 million for the Addaero acquisition. Cash used in financing activities in Q3 2018 was $11.2 million, primarily for $10.0 million of dividends to noncontrolling interests from our STAL joint venture.

High Performance Materials & Components Segment
Market Conditions

  Aerospace and defense sales in the third quarter 2018 were $446.5 million, 2% higher than the second quarter 2018, and represented 76% of total segment sales. Compared to the second quarter 2018, commercial airframe sales were 13% higher and government aero/defense sales were 1% higher, while commercial jet engine sales were 2% lower primarily due to seasonal factors. Total HPMC third quarter 2018 sales decreased 1% compared to the second quarter 2018, with sales to the electrical energy market down 23% across all types of power generation, and sales to the construction & mining market 3% lower. Direct international sales represented 46% of total segment sales for the third quarter 2018.

Third quarter 2018 compared to third quarter 2017

  Sales were $585.5 million, a $72.6 million, or 14%, increase compared to the third quarter 2017, primarily due to higher sales of next-generation jet engine products. Sales to the commercial aerospace market, which represented 65% of third quarter 2018 sales, were 18% higher than the prior year, including a 16% increase in sales to the commercial jet engine market. Construction and mining market sales were 36% higher, and medical market sales were 6% higher.
  Segment operating profit improved to $76.0 million, or 13.0% of sales, compared to $61.7 million, or 12.0% of sales for the third quarter 2017. This operating profit improvement reflects higher productivity from increasing aerospace and defense sales, and an improved product mix of next-generation nickel alloys and forgings for the aero engine market.

Flat Rolled Products Segment
Market Conditions

  Sales increased in the third quarter 2018 in most key end markets, including a 21% increase in sales to aerospace and defense markets, compared to the second quarter 2018. Sales to the automotive and electrical energy markets increased 7% and 4%, respectively, while project-based sales to the oil & gas market declined 4%, all compared to the second quarter 2018. Sales increased 6% for high-value products, primarily related to stronger demand for precision and engineered strip products, compared to the second quarter 2018. Sales declined 1% for standard products as lower shipment volumes more than offset increased selling prices which included higher raw material surcharges. Direct international sales were 33% of third quarter 2018 segment sales.

Third quarter 2018 compared to third quarter 2017

  Sales were $434.7 million, a $78.5 million, or 22%, increase compared to the prior year period. Sales of high-value products were 26% higher, primarily for nickel-based and specialty alloys, and sales of standard products were 13% higher, compared to the third quarter 2017.
  Segment operating profit was $29.5 million, or 6.8% of sales, compared to a segment operating loss of $7.3 million for the third quarter 2017. Compared to 2017, results in 2018 included a better matching of raw material surcharges with changes in prices for nickel, ferrochrome and other metallics, and improved cost absorption through higher operating rates.

Closed Operations and Other Expenses

  Closed operations and other expenses in the third quarter 2018 were $3.4 million, compared to $12.2 million in the prior year quarter. The third quarter 2018 benefited from lower carrying costs for closed facilities, mainly related to property taxes and insurance expenses for the Rowley, UT and Midland, PA locations, compared to the prior year period.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and we do not expect to pay any significant U.S. federal or state income taxes for the next few years due to net operating loss carryforwards. The third quarter 2018 11.0% tax rate primarily relates to income taxes on non-U.S. operations.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, October 23, 2018, at 8:15 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2017, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $3.9 billion for the twelve-month period ended September 30, 2018. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017

Sales	$1,020.2	$1,009.5	$869.1	$3,008.7	$2,615.2

Cost of sales	859.8	835.8	763.8	2,526.0	2,260.8
Gross profit	160.4	173.7	105.3	482.7	354.4

Selling and administrative expenses	65.5	62.7	64.6	195.3	187.5
Impairment of goodwill	-	-	114.4	-	114.4
Operating income (loss)	94.9	111.0	(73.7)	287.4	52.5
Nonoperating retirement benefit expense	(8.4)	(8.8)	(13.6)	(25.5)	(40.9)
Interest expense, net	(24.8)	(25.5)	(34.2)	(75.8)	(102.2)
Other income, net	0.8	3.8	0.2	22.4	3.7
Income (loss) before income taxes	62.5	80.5	(121.3)	208.5	(86.9)
Income tax provision (benefit)	6.9	4.9	(1.9)	16.8	(2.0)
Net income (loss)	$55.6	$75.6	$(119.4)	$191.7	$(84.9)
Less: Net income attributable to noncontrolling interests	5.1	2.8	1.8	10.4	8.7
Net income (loss) attributable to ATI	$50.5	$72.8	$(121.2)	$181.3	$(93.6)

Basic net income (loss) attributable to ATI per common share	$0.40	$0.58	$(1.12)	$1.45	$(0.87)

Diluted net income (loss) attributable to ATI per common share	$0.37	$0.52	$(1.12)	$1.31	$(0.87)
Note: Quarterly earnings per share amounts may not add to year-to-date amounts due to rounding.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
Sales:
High Performance Materials & Components	$585.5	$591.9	$512.9	$1,738.1	$1,549.7
Flat Rolled Products	434.7	417.6	356.2	1,270.6	1,065.5

Total external sales	$1,020.2	$1,009.5	$869.1	$3,008.7	$2,615.2

Operating profit (loss):

High Performance Materials & Components	$76.0	$97.9	$61.7	$259.4	$180.6
% of Sales	13.0%	16.5%	12.0%	14.9%	11.7%

Flat Rolled Products	29.5	26.1	(7.3)	66.5	14.6
% of Sales	6.8%	6.3%	-2.0%	5.2%	1.4%

Total operating profit	105.5	124.0	54.4	325.9	195.2
% of Sales	10.3%	12.3%	6.3%	10.8%	7.5%

LIFO and net realizable value reserves	-	-	(0.1)	-	(0.2)

Corporate expenses	(14.8)	(12.9)	(14.8)	(40.9)	(36.9)

Closed operations and other expense	(3.4)	(5.1)	(12.2)	(16.6)	(28.4)

Impairment of goodwill	-	-	(114.4)	-	(114.4)

Gain on joint venture deconsolidation	-	-	-	15.9	-

Interest expense, net	(24.8)	(25.5)	(34.2)	(75.8)	(102.2)

Income (loss) before income taxes	$62.5	$80.5	$(121.3)	$208.5	$(86.9)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	September 30,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$153.5	$141.6
Accounts receivable, net of allowances for
doubtful accounts	588.3	545.3
Short-term contract assets	51.6	-
Inventories, net	1,239.8	1,176.1
Prepaid expenses and other current assets	89.2	52.7
Total Current Assets	2,122.4	1,915.7

Property, plant and equipment, net	2,472.6	2,495.7
Goodwill	536.4	531.4
Other assets	257.6	242.6

Total Assets	$5,389.0	$5,185.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$416.1	$420.1
Accrued liabilities	228.7	282.4
Short-term contract liabilities	69.2	-
Short-term debt and current
portion of long-term debt	16.6	10.1
Total Current Liabilities	730.6	712.6

Long-term debt	1,535.3	1,530.6
Accrued postretirement benefits	301.1	317.8
Pension liabilities	652.7	697.0
Deferred income taxes	12.1	9.7
Long-term contract liabilities	7.3	-
Other long-term liabilities	66.7	73.2
Total Liabilities	3,305.8	3,340.9

Total ATI stockholders' equity	1,980.2	1,739.4
Noncontrolling interests	103.0	105.1
Total Equity	2,083.2	1,844.5

Total Liabilities and Equity	$5,389.0	$5,185.4

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Nine Months Ended
	September 30
	2018	2017

Operating Activities:

Net income (loss)	$191.7	$(84.9)

Depreciation and amortization	117.1	120.7
Impairment of goodwill	-	114.4
Deferred taxes	2.8	1.7
Change in managed working capital	(99.4)	(81.5)
Change in retirement benefits	(10.1)	(117.6)
Accrued liabilities and other	(85.5)	(6.6)
Cash provided by (used in) operating activities	116.6	(53.8)
Investing Activities:
Purchases of property, plant and equipment	(101.3)	(85.3)
Purchases of businesses	(10.0)	-
Asset disposals and other	2.2	3.2
Cash used in investing activities	(109.1)	(82.1)
Financing Activities:
Borrowings on long-term debt	7.1	8.5
Payments on long-term debt and capital leases	(4.6)	(1.9)
Net borrowings under credit facilities	4.0	28.0
Debt issuance costs	-	(0.8)
Dividends paid to noncontrolling interests	(10.0)	-
Sale to noncontrolling interests	14.4	2.2
Taxes on share-based compensation and other	(6.5)	(4.8)
Cash provided by financing activities	4.4	31.2
Increase (decrease) in cash and cash equivalents	11.9	(104.7)
Cash and cash equivalents at beginning of period	141.6	229.6
Cash and cash equivalents at end of period	$153.5	$124.9

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	30%	30%	28%	30%	27%
Precision forgings, castings and components	18%	20%	19%	20%	19%
Titanium and titanium-based alloys	16%	16%	17%	15%	17%
Precision and engineered strip	14%	13%	14%	14%	14%
Zirconium and related alloys	6%	5%	6%	5%	6%
Total High-Value Products	84%	84%	84%	84%	83%
Standard Products
Stainless steel sheet	9%	9%	9%	9%	9%
Specialty stainless sheet	4%	4%	4%	4%	4%
Stainless steel plate and other	3%	3%	3%	3%	4%
Total Standard Products	16%	16%	16%	16%	17%
Grand Total	100%	100%	100%	100%	100%

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
Shipment Volume:	2018	2018	2017	2018	2017

Flat Rolled Products (000's lbs.)
High value	87,994	84,564	83,637	256,601	233,059
Standard	96,211	105,006	115,907	310,466	345,569
Flat Rolled Products total	184,205	189,570	199,544	567,067	578,628

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.22	$3.13	$2.69	$3.22	$2.76
Standard	$1.53	$1.42	$1.13	$1.40	$1.20
Flat Rolled Products combined average	$2.34	$2.19	$1.78	$2.22	$1.83

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$50.5	$72.8	$(121.2)	$181.3	$(93.6)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.2	3.2	-	9.6	-
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$53.7	$76.0	$(121.2)	$190.9	$(93.6)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	125.2	125.2	107.7	125.1	107.7
Effect of dilutive securities:
Share-based compensation	0.9	0.7	-	0.7	-
4.75% Convertible Senior Notes due 2022	19.9	19.9	-	19.9	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	146.0	145.8	107.7	145.7	107.7

Basic net income (loss) attributable to ATI per common share	$0.40	$0.58	$(1.12)	$1.45	$(0.87)

Diluted net income (loss) attributable to ATI per common share	$0.37	$0.52	$(1.12)	$1.31	$(0.87)
Note: Quarterly earnings per share amounts may not add to year-to date amounts due to rounding.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2018	2017

Accounts receivable	$588.3	$545.3
Short-term contract assets	51.6	-
Inventory	1,239.8	1,176.1
Accounts payable	(416.1)	(420.1)
Short-term contract liabilities	(69.2)	-
Subtotal	1,394.4	1,301.3

Allowance for doubtful accounts	6.2	5.9
LIFO reserve	(1.7)	(43.1)
Inventory reserves	86.1	121.5
Managed working capital	$1,485.0	$1,385.6

Annualized prior 3 months
sales	$4,080.8	$3,639.5

Managed working capital as a
% of annualized sales	36.4%	38.1%

September 30, 2018 change in managed
working capital	$99.4
As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately. With the adoption of the new revenue recognition accounting guidance in 2018, we now include short-term contract assets and liabilities in the calculation of managed working capital. In 2017 and prior periods, portions of contract assets and liabilities were included in managed working capital. Prior managed working capital calculations were not revised for this accounting change.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2018	2017

Total debt (a)	$1,563.0	$1,553.8
Less: Cash	(153.5)	(141.6)
Net debt	$1,409.5	$1,412.2

Net debt	$1,409.5	$1,412.2
Total ATI stockholders' equity	1,980.2	1,739.4
Net ATI capital	$3,389.7	$3,151.6

Net debt to ATI capital	41.6%	44.8%

Total debt (a)	$1,563.0	$1,553.8
Total ATI stockholders' equity	1,980.2	1,739.4
Total ATI capital	$3,543.2	$3,293.2

Total debt to total ATI capital	44.1%	47.2%
(a)	Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated October 23, 2018:

Three Months Ended
September 30, 2017

Net loss attributable to ATI	$(121.2)
Adjust for special items:
Impairment of goodwill, net of tax (a)	113.6
Net loss attributable to ATI excluding special items	$(7.6)

Per Diluted Share *
Net loss attributable to ATI	$(1.12)
Adjust for special items:
Impairment of goodwill, net of tax (a)	1.05
Net loss attributable to ATI excluding special items	$(0.07)

* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) During the third quarter of 2017, the Company performed an interim goodwill impairment analysis, as required by accounting standards, for our Cast Products business and determined that all goodwill assigned to this business unit was impaired. As a result, the Company recorded a $114.4 pre-tax non-cash goodwill impairment charge ($113.6 after-tax), or $(1.05) per share.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the ATI Pension Plan, the Company's qualified defined benefit pension plan.

CONTACT:
Allegheny Technologies Incorporated
Investor Contact:
Scott A. Minder, 412-395-2720
scott.minder@atimetals.com
or
Media Contact:
Natalie Gillespie, 412-394-2850
natalie.gillespie@atimetals.com